EXHIBIT 99.9

                               AMENDMENT NO. 2 TO
                            LONGVIEW FIBRE COMPANY
                    HOURLY EMPLOYEES 401(K) SAVINGS PLAN

                      AMENDMENT OF THE PLAN FOR EGTRRA

                                 PREAMBLE

A.	Adoption and Effective Date of Amendment.  This Amendment of the
Longview Fibre Company Hourly Employees 401(k) Savings Plan (the "Plan") is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This Amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this Amendment shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

B.	Suppression of Inconsistent Provisions.  This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

C.	Defined Terms.  Unless the context clearly indicates otherwise, terms that are capitalized herein shall have the meanings given such terms in the Plan.

SECTION 1.  LIMITATIONS ON CONTRIBUTIONS

1.	Effective date.  This Section shall be effective for limitation years
(i.e., Plan Years) beginning after December 31, 2001.

2.	Maximum annual addition.  If applicable, the Annual Addition that may be contributed or allocated to a Participant's Accounts under the Plan for any limitation year shall not exceed the lesser of:

(a)	$40,000, as adjusted for increases in the cost-of-living under Code section 415(d), or

(b)	100 percent of the Participant's compensation, within the meaning of
Code section 415(c)(3), for the limitation year.

The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code section 401(h) or 419A(f)(2)) which is otherwise treated as an Annual Addition.

SECTION 2.  MODIFICATION OF TOP-HEAVY RULES

1.	Effective date.  This Section shall apply for purposes of determining whether the Plan is a top-heavy plan under Code section 416(g) for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Code section 416(c) for such years. This Section amends Article 15 of the Plan.

2.	Determination of top-heavy status.

2.1	Key Employee.  Key Employee means any employee or former employee
(including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of a Related Company having annual compensation greater than $130,000 (as adjusted under Code section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of a Related Company, or a 1-percent owner of a Related Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Code section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

2.2	Determination of present values and amounts.  This Section 2.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees of the Related Companies as of the Determination Date.

2.2.1	Distributions during year ending on the Determination Date.  The present values of accrued benefits and the amounts of account balances of an employee as of the Determination Date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Code section 416(g)(2) during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period."

2.2.2	Employees not performing services during year ending on the
Determination Date. The accrued benefits and accounts of any individual who has not performed services for the Related Companies during the 1-year period ending on the Determination Date shall not be taken into account.

3.	Minimum benefits.  Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code section 401(m).

SECTION 3.  DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

1.	Effective date.  This Section shall apply to distributions made after
December 31, 2001.

2.	Modification of definition of Eligible Retirement Plan.  For purposes of the definition of Eligible Retirement Plan in Section 2.23 of the Plan and the Direct Rollover provisions in Sections 11.6, 11.8(e) and 12.3(b) of the Plan, an Eligible Retirement Plan shall also mean an annuity contract described in Code section 403(b) and an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code section 414(p).

3.	Modification of definition of Eligible Rollover Distribution to exclude hardship distributions. For purposes of the definition of Eligible Rollover Distribution in Section 2.24 of the Plan and the Direct Rollover provisions in Sections 11.6, 11.8(e) and 12.3(b) of the Plan, any amount that is distributed on account of hardship shall not be an Eligible Rollover Distribution and the distributee may not elect to have any portion of such a distribution paid directly to an Eligible Retirement Plan.

4.	Modification of definition of Eligible Rollover Distribution to include
After-Tax Contributions. For purposes of the definition of Eligible Rollover Distribution in Section 2.24 of the Plan and the Direct Rollover provisions in Sections 11.6, 11.8(e) and 12.3(b) of the Plan, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of After-Tax Contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code section 408(a) or (b), or to a qualified defined contribution plan described in Code section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

SECTION 4.  REPEAL OF MULTIPLE USE TEST

The multiple use test described in Treasury Regulation section 1.401(m)-2 and Sections 13.1(j), 13.4, 13.5, 13.7 and 13.8 of the Plan shall not apply for Plan Years beginning after December 31, 2001.

SECTION 5.  ELECTIVE DEFERRALS -- CONTRIBUTION LIMITATION

No Participant shall be permitted to have elective deferrals (e.g., Pre-Tax Contributions) made under this Plan, or any other qualified plan maintained by the Related Companies during any taxable year, in excess of the dollar limitation contained in Code section 402(g) in effect for such taxable year.

SECTION 6.  SUSPENSION PERIOD FOLLOWING HARDSHIP DISTRIBUTION

1.	A Participant who receives a distribution of elective deferrals (e.g.,
Pre-Tax Contributions) after December 31, 2001, on account of hardship shall be prohibited from making elective deferrals and employee contributions (e.g., After-Tax Contributions) under this and all other plans of the Related Companies for six months after receipt of the distribution. A Participant who receives a distribution of elective deferrals in calendar year 2001 on account of hardship shall be prohibited from making elective deferrals and employee contributions under this and all other plans of the Related Companies for six months after receipt of the distribution or until January 1, 2002, if later.

2.	The limitation in Section 11.1(i)(2) of the Plan shall not apply after
December 31, 2001.

SECTION 7.  DISTRIBUTION UPON SEVERANCE FROM EMPLOYMENT

1.	Effective date.  This Section shall apply for distributions occurring after December 31, 2001, regardless of when the severance from employment occurred.

2.	New distributable event.  A Participant's elective deferrals (e.g., Pre-
Tax Contributions), qualified nonelective contributions, and earnings attributable to these contributions shall be distributed on account of the Participant's severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

			*	*	*	*	*

Longview Fibre Company has caused this Amendment to be executed on the date indicated below.

                                  LONGVIEW FIBRE COMPANY

Dated: December 30, 2002          By: L. J. McLaughlin
                                 Its: Sr. Vice President-Finance